Exhibit  99.1

U.S. Government Imposes Preliminary Duties on Activated Carbon From China

          PITTSBURGH, Oct. 5 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) has received notification that the United States Department of Commerce (DOC) has announced the imposition of preliminary anti-dumping duties ranging from 14% to 228% on all imports of steam activated carbon from China.  The announcement was a result of an anti-dumping petition filed in March 2006.  Calgon Carbon estimates that more than 80% of the Chinese carbon currently exported to the U.S. will be subject to tariffs of 70% or higher.

          The DOC will immediately order U.S. Customs and Border Protection to require importers to post a bond or cash deposit in the amount of the duties.  Over the next several months the DOC will verify information submitted by various respondents.  A final determination is expected in April 2007.  The final dumping duties could be imposed for up to five years.

          David A. Hartquist, lead counsel to the petitioners, said, “With today’s announcement, the anti-dumping penalties begin to take effect.  We look forward to the next phases of the case and ultimately winning.”

          Calgon Carbon is a leading U.S. manufacturer of steam activated carbon and also imports Chinese activated carbons.  For the imported Chinese activated carbon to the U.S., Calgon Carbon will be subject to the duties.  The tariffs are not expected to have an adverse impact on Calgon Carbon’s sales in the U.S.

          John Stanik, Calgon Carbon’s president and chief executive officer commented, “We are very pleased with the preliminary tariffs announced today.  Over the coming months, we anticipate that prices for steam activated carbon will move toward fair market prices that more accurately reflect both demand and manufacturing costs for our products.  Calgon Carbon is evaluating its pricing policies in light of the DOC’s decision.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
          -0-                                                            10/05/2006
          /CONTACT:  Gail Gerono, vice president, investor relations of Calgon Carbon Corporation, +1-412-787-6795/
          /First Call Analyst: Gail Gerono/
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          /Web site:  http://www.calgoncarbon.com /